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                                                                    EXHIBIT 99.1

Anne-Marie Megela
Senior Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

         GEVITY ACQUIRES EPIX HR OUTSOURCING PORTFOLIO

                  IN A $36 MILLION CASH TRANSACTION

                  - GEVITY ADDS MORE THAN 2,100 NEW CLIENTS WITH APPROXIMATELY 30,000 CLIENT EMPLOYEES

                  - NEW CLIENTS TO BENEFIT FROM A SEAMLESS TRANSITION, LEADING EDGE HR TECHNOLOGY AND EXPANDED SERVICES

                  - ACQUISITION IMMEDIATELY ACCRETIVE TO GEVITY; EXPECTED TO ADD BETWEEN $0.08 AND $0.10 EPS IN 2004

                  - EPS GUIDANCE RAISED FROM A RANGE OF $0.90 TO $1.00 FOR FULL YEAR 2004 TO BETWEEN $0.98 AND $1.10

                  - BANK OF AMERICA PROVIDES NEW $35 MILLION UNSECURED REVOLVING CREDIT LINE

BRADENTON, FL, MARCH 29, 2004 - Gevity (NASDAQ:GVHR), the nation's leading provider of outsourced human capital management solutions announced today that it has acquired the HR outsourcing portfolio of privately held EPIX Holdings Corporation of Tampa, Florida for $36 million in cash.

Gevity Chairman and CEO, Erik Vonk stated, "This transaction provides a positive impact for all stakeholders. The acquisition is immediately accretive for Gevity and adds more than 2,100 new clients and 30,000 new client employees to our portfolio. In 2004, we expect an additional revenue contribution of approximately $70.0 million, an increase in EBITDA of more than $9.0 million and earnings per fully diluted common share to go up by $0.08 to $0.10." Mr. Vonk continued, "For our new clients and their employees, this will be a completely seamless transition. Today, each of our new clients is being individually welcomed and provided with the immediate and direct benefit of our leading edge technology and expanded services, designed to provide high impact human resource solutions. Further, the transaction leverages the extra capacity in our infrastructure and helps us to expand our reach into the key markets of New York and New Jersey."

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Thomas S. Taylor, President and CEO of EPIX, stated, "Gevity is a strong, profitably growing company and one of the most experienced providers of complete human capital management solutions for small businesses. Our clients and their employees are in the good hands of a company with unsurpassed credentials that will be committed to their needs both today and in the future. In addition, Gevity is offering career opportunities to a significant number of EPIX employees with full recognition of their prior service."

Mr. Vonk added, "We appreciate the support of all of our insurance partners. The transaction will not affect the terms nor increase the collateral requirements of Gevity's current workers' compensation program and coverage of all EPIX worksite employees will continue without interruption. Also, all existing health, welfare, and retirement benefits for our clients and their employees will remain in place, with no change in terms."

CREDIT FACILITY

In conjunction with the cash acquisition, Gevity has entered into a $35 million unsecured revolving credit facility with Bank of America, N.A. The company said initially it is utilizing approximately $20 million of this facility to support the transaction. Specific details of the 3-year arrangement, including all financial terms and covenants, can be found in the agreement which will be filed with the Securities and Exchange Commission.

Peter Grabowski, Gevity's Senior Vice President and CFO, commented, "Our long-term working relationship with Bank of America and their understanding of the substantial financial strides we have made have been extremely helpful in structuring a competitive facility. We appreciate Bank of America's confidence in us and our ability to generate profitable growth."

RAISED GUIDANCE FOR 2004

The company said that in view of the anticipated addition to 2004 fully diluted earnings per common share of between $0.08 and $0.10 as a result of the acquisition, it is raising its previously announced guidance from a range of $0.90 to $1.00 for 2004 fully diluted earnings per common share to between $0.98 and $1.10.

Mr. Vonk concluded, "Following the successful assimilation of the TeamStaff acquisition late last year, the EPIX portfolio further complements our profitable growth. Gevity is now providing HR solutions to more than 10,000 clients and over 135,000 client employees in the United States."

ABOUT GEVITY

Gevity is the nation's premier provider of end-to-end human capital management solutions that help create business value and promote employee excellence by putting people first. Our high impact outsourcing services provide a competitive advantage to our clients by helping them to find, develop and retain talent,

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manage the paperwork, and protect their business. Employee-focused solutions are delivered by local professionals, supplemented by the industry's leading Web-based technology.

A copy of this press release can be found on the company's Web site at www.gevityhr.com.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Gevity HR, Inc. ("Gevity" or the "Company") is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will result," "expects," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," and "projection") are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company's Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.